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                                                                   EXHIBIT 10.9
                                October 13, 1999


James Bozzini

Dear Jim:

We are delighted to offer you a position on our senior executive team as Chief Operating Officer starting on or before November 1, 1999. We believe your understanding of the enterprise application market in general and "services business" in particular will add tremendous value to our company.

Your target compensation will be $300,000 per annum, with a base salary of $200,000 plus an annual bonus target of $100,000 to be awarded (or not) based on the Evolve Management Bonus Plan.

You will also be provided with the opportunity to purchase 4,000,000 shares (approximately 3% of the outstanding stock, options and warrants of the Company) of restricted stock at $0.20 per share pursuant to the standard form of Restricted Stock Purchase Agreement provided to all officers and directors of the Company. These shares will vest at a rate of 1/4th on your first anniversary of employment and 1/48th per month over a three-year period thereafter, but such vesting will accelerate in the event of an acquisition of the Company as follows:

     If there is any sale of all, or substantially all, of the assets of the Company, or any merger or consolidation as a result of which the holders of the Company's capital stock immediately prior to such transaction own less than 50% of the capital stock of the combined company following such transaction (each, an "Acquisition"), then any stock or options to purchase stock of the Company ("Subject Securities") held by you prior to any Acquisition shall have the following vesting terms:

     1. If you voluntarily terminate your employment or consulting prior to the one-year anniversary of the Acquisition, there will be vesting only to such termination date without any acceleration or continued vesting of Subject Securities beyond the date of your voluntary termination; or

     2. If your position is eliminated and/or you are not offered a position with comparable remuneration, responsibility, authority or location in the new or acquiring entity, there will be an acceleration of vesting of all Subject Securities; or

     3. If your employment or consulting relationship is involuntarily terminated during the first year of such service in the new or acquiring entity, there will be an acceleration of vesting of Subject Securities until the second anniversary of the Acquisition; or

     4. Upon your completion of one year of employment, consulting or other service in the new or acquiring entity, there will be an acceleration of vesting of Subject Securities to the second anniversary of the Acquisition.

     In the event of any Acquisition prior to your first anniversary of employment, there will be an immediate acceleration of vesting to your first anniversary of employment, and provisions 1, 2, 3 and 4 above will be interpreted "as if" any such Acquisition had occurred on your first anniversary of employment.
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Your employment will be pursuant to our standard form employment agreement, which provides that your employment may be terminated "at will" meaning it can be terminated with or without cause, with or without notice, at any time by either you or the Company.

Evolve offers medical, dental and vision coverage as well as life insurance, long-term disability and a 401(k) plan, which will become effective on the first day of your employment. Please contact Rosemary Tong at (415) 439-4017 to schedule an appointment to complete your new hire paperwork at your earliest convenience. In the meantime, Rosemary will promptly forward to you information about Evolve's health care benefits, 401(k) plan, and other HR matters in a packet of materials.

The terms of this offer and all other compensation matters relating to your employment with the Company are confidential and may not be shared with anyone except your family, professional advisors and immediate supervisor.

We are extremely enthused to have you join the Company on the terms set forth above. If you are in agreement, sign below and fax to me at (415) 439-6001 by October 15, 1999, indicating your acceptance of these employment terms.

                         Sincerely,



                         John P. Bantleman
                         President and C.E.O.

Accepted and agreed to:



By:                                              Date:
    -----------------------------------------         --------------------
                 James Bozzini